UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 10, 2009
(Date of earliest event reported)

FCCC, INC.

(Exact name of registrant as specified in charter)

Connecticut	811-0969	06-0759497

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Connecticut Avenue, Norwalk, Connecticut	06854

(Address of principal executive offices)	(Zip code)

(203) 855-7700

(Registrant's telephone number including area code)

n/a

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events

FCCC, Inc. Declares Special Distribution of $0.80 Per Share. On July 10, 2009, the Board of Directors of FCCC, Inc. (the “Company”) declared a special cash distribution to all stockholders of record as of July 24, 2009, of $0.80 per share of the Company’s outstanding Common Stock. The distribution will be effectuated on or about August 7, 2009 (the “Distribution Date”).

After the payment of this special distribution, FCCC, Inc. will continue to have cash funds of approximately $250,000 — $275,000 and will continue to seek opportunities with an operating business, including, without limitation, a merger, reverse merger, acquisition or other financial transaction. Shareholders are encouraged to review the Company’s Annual Report on Form 10-K, filed on June 17, 2009, for additional information concerning the Company and may contact the Company’s President, Bernard Zimmerman at (203) 855-7700.

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Lawrence Yurdin and Martin Cohen, members of the Board of Directors of the Company, tendered their resignations as directors by letters dated June 30, 2009 and July 1, 2009, respectively, which were amicably accepted by the Company. The resignation letters will be held in escrow and the resignations will be effective on the Distribution Date.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FCCC, INC.

By:

Name: Bernard Zimmerman
Title: President, Chief Executive Officer and Chief Financial Officer

Dated: July 10, 2009